Exhibit 8.2

[LETTERHEAD OF SHEARMAN & STERLING LLP]

September 3, 2003

Bunge Limited
Bunge Limited Finance Corp.

50 Main Street
White Plains, New York 10606

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to Bunge Limited Finance Corp., a Delaware corporation (the “Company”), and special United States federal income tax counsel to Bunge Limited, a Bermuda company (the “Guarantor”), in connection with the preparation and filing by the Company and the Guarantor of a Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

Pursuant to the Registration Statement, the Company and the Guarantor are offering to exchange up to $300,000,000 aggregate principal amount of the Company’s 5.875% senior notes due 2013, unconditionally guaranteed as to payments of principal and interest by the Guarantor, which are registered under the Securities Act of 1933, as amended, (“Notes”) for any and all of the Company’s unregistered 5.875% senior notes due 2013, unconditionally guaranteed as to payments of principal and interest by the Guarantor, that were issued on May 19, 2003 (“Offering”).

We hereby confirm that the discussion under the caption “Taxation — Material U.S. Federal Income Tax Considerations,” insofar as such discussion represents legal conclusions or statements of United States federal income tax law, subject to the limitations and conditions set forth therein, constitutes our opinion as to the material United States federal income tax consequences relevant to the exchange of the Notes for the unregistered senior notes and the ownership and disposition of the Notes in the context of the Offering.

No opinion is expressed as to any other matter, including any aspects of state, local or non-United States tax law.  This opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in such law or practice that may affect our opinion unless we are specifically retained to do so.  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.

                                                                                                                                Very truly yours,

                                                                                                /s/ SHEARMAN & STERLING LLP